Exhibit 3.14

AMENDED BY-LAWS OF
U.S. CANCER CARE, INC.
May 22, 1998

Pursuant to Article IX, Section 9.1 of the By-Laws of U.S. Cancer Care, Inc, (the “Corporation”), the By-Laws of the Corporation are hereby amended as follows:

1.                                       By inserting the following provisions immediately after Section 2.6 of the By-Laws:

“, subject to the following limitations:

(a)                                  No payment in excess of One Hundred Thousand Dollars ($100,000), and no payments exceeding in the aggregate One Hundred Thousand Dollars ($100,000) in the course of any consecutive twelve (12) month period, shall be made by the Corporation to any consultant or employee of, or independent contractor with, the Corporation except pursuant to and in accordance with the terms of a written consulting, employment or other contract unless such payment or payments shall first be approved (a) by a resolution or resolutions unanimously adopted by the board of directors or (b) by the affirmative vote of not less than eighty percent (80%) of the outstanding stock entitled to vote generally in the election of directors (considered for this purpose as one class).

(b)                                 Except for that plan or those plans described in any private placement memorandum with respect to the Corporation dated February 13, 1998, as supplemented by supplements No. 1, 2 and 3 thereto, dated March 30, 1998, April 24, 1998 and May 13, 1998, respectively (collectively, “the Memorandum”), no stock plan or stock option plan shall be established except (a) by a resolution or resolutions unanimously adopted by the board of directors or (b) as approved by the affirmative vote of not less than eighty percent (80%) of the outstanding stock entitled to vote generally in the election of directors (considered for this purpose as one class).

(c)                                  No warrants, options or rights shall be issued pursuant to any employee stock option plan (other than pursuant to the stock option plan and other arrangements that are described in the Memorandum, except (a) by a resolution or resolutions unanimously adopted by the board of directors or (b) by the affirmative vote of not less than eighty percent (80%) of the outstanding stock entitled to vote generally in the election of directors (considered for this purpose as one class).”

2.                                       By deleting Section 3.1 thereof and inserting the following new Section in lieu thereof:

Section 3.1.  Number.  The number of directors of the Corporation which shall constitute the entire Board of Directors shall initially be fixed by the incorporator and thereafter from time to time by a vote of a majority of the entire Board and shall be not less than one nor more than nine.  The first Board of Directors shall consist of two members.